Exhibit 99.2

IONIC DIGITAL INC.

AUDIT COMMITTEE CHARTER

A.	PURPOSE

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Ionic Digital Inc. (the “Company”) shall fulfill the following responsibilities and duties outlined in this Charter (the “Charter”):

1.	Provide assistance to the Board with respect to its oversight of:

(a)	The quality and integrity of the Company’s financial statements, including the oversight of the Company’s accounting and financial reporting processes and the financial statement audits;

(b)	The Company’s compliance with legal and regulatory requirements applicable to financial statements and accounting and financial reporting processes;

(c)	The independent registered public accounting firm’s qualifications, performance and independence;

(d)	The design, implementation and performance of the Company’s internal audit function; and

(e)	Significant financial matters, including but not limited to the Company’s tax planning, treasury policies, currency exposures, dividends and share issuance and repurchases.

2.	Prepare the audit committee report required by the rules of the U.S. Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

B.	STRUCTURE AND OPERATIONS

Composition and Qualifications

The Committee shall be comprised of three or more members of the Board, each of whom shall be determined by the Board to be “independent” under the rules of The Nasdaq Stock Market (“Nasdaq”) and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subject, in each case, to an election by the Company to rely upon applicable transition periods permitted by the SEC and Nasdaq, and shall have the experience, qualifications, attributes and/or skills deemed necessary by the Board to serve on the Committee. In addition, each member of the Committee must not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years.

Each member of the Committee must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. At least one member of the Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

It is also expected that at least one member of the Committee will be an “audit committee financial expert” as defined by the applicable rules of the SEC. A director who qualifies as an audit committee financial expert under such SEC rules is presumed to be a person with the financial sophistication described in the preceding paragraph. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or by an outside consultant.

No member of the Committee may serve simultaneously on the audit committee of more than three public companies (including the Committee). The chairperson of the Committee may not serve simultaneously on the audit committee of more than two public companies (including the Committee).

Appointment and Removal

The members of the Committee shall be appointed by the Board based on recommendations from the Nominating and Corporate Governance Committee, and each member shall serve until such member’s successor is duly elected and qualified or until such member’s earlier resignation, removal, retirement, disqualification or death. The members of the Committee may be removed, with or without cause, by action of the Board at any time in the Board’s sole discretion.

Chairperson

Unless a chairperson of the Committee (the “Chairperson”) is selected by the Board, the members of the Committee shall designate a Chairperson by majority vote of the full Committee membership. The Chairperson will chair all regular sessions of the Committee and is responsible for setting the agendas of Committee meetings in consultation with the other Committee members, the chief financial officer, the head of internal audit (or other personnel or service providers responsible for the internal audit function), the chief information security officer (if any), and the independent auditor. In the absence of the Chairperson, the Committee shall select another member to preside.

Agenda, Minutes and Reports. An agenda, together with materials relating to the subject matter of each meeting, shall be sent to members of the Committee prior to each meeting. Minutes for all meetings of the Committee shall be prepared to document the Committee’s discharge of its responsibilities. The minutes shall be circulated in draft form to all Committee members to ensure an accurate final record, shall be approved at a subsequent meeting of the Committee and may be distributed periodically to the full Board as it may request. The Committee shall make regular reports to the Board and such other periodic reports to the Board as it deems useful from time to time.

Delegation to Subcommittees

The Committee may form subcommittees composed of one or more of its independent members for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate.

C.	MEETINGS

The Committee shall meet at least quarterly or more frequently as circumstances dictate. Unless otherwise restricted by the Company’s certificate of incorporation or bylaws, the Chairperson or any member of the Committee may call meetings of the Committee. Unless otherwise restricted by the Company’s certificate of incorporation, Corporate Governance Guidelines or bylaws, all meetings of the Committee may be held in person, telephonically or by other communications equipment (including video conference) by means of which all persons participating in the meeting can hear each other. In addition, unless otherwise restricted by the Company’s certificate of incorporation, Corporate Governance Guidelines or bylaws, the Committee may act by unanimous written consent in lieu of a meeting. Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee (including by means of electronic transmission) shall be as fully effective as if such decision or determination had been made at a meeting duly called and held.

As part of its goal to foster open communication, the Committee should periodically meet separately with each of management, the independent registered public accounting firm and the internal auditors (or other personnel or service providers responsible for the internal audit function) to discuss any matters that the Committee or each of these groups believe would be appropriate to discuss privately. The Committee should also meet with the independent registered public accounting firm and management on a quarterly basis to review the Company’s financial statements in a manner consistent with that outlined in this Charter. The Committee may invite to its meetings any director, management of the Company and such other persons as it deems appropriate in order to carry out its responsibilities. The Committee may also exclude from its meetings any persons it deems appropriate in order to carry out its responsibilities.

A majority of the Committee shall constitute a quorum for the transaction of business, and the vote of a majority of the Committee members present at any meeting at which there is a quorum shall be the act of the Committee.

D.	RESPONSIBILITIES, DUTIES AND AUTHORITY

The following functions shall be the common recurring activities of the Committee in carrying out its responsibilities. These functions should serve as a guide with the understanding that the Committee may carry out additional functions and adopt additional policies and procedures, or may carry out less than all of the following, in each case as the Committee deems to be required or appropriate in light of business, legislative, regulatory, legal or other conditions or changes. The Committee shall also carry out any other responsibilities and duties delegated to it by the Board from time to time.

The Committee, in discharging its oversight role, is empowered to study or investigate any matter of interest or concern that the Committee deems appropriate. In this regard, the Committee shall have the authority, in its sole discretion, to engage and terminate independent counsel and other advisers, as it determines necessary or appropriate to carry out its duties. However, The Company shall provide appropriate funding, as determined by the Committee, for payment of compensation to the independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company and any advisers that the Committee chooses to engage, as well as funding for the payment of ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee shall be given full access to the Company’s internal auditors (or other personnel or service providers responsible for the internal audit function), Board, corporate executives, employees and independent registered public accounting firm as necessary to carry out its responsibilities and duties.

Notwithstanding the foregoing, the Committee is not responsible for certifying the Company’s financial statements or guaranteeing the independent registered public accounting firm’s report. The fundamental responsibility for the Company’s financial statements and disclosures rests with management while the independent registered public accounting firm is responsible for conducting the annual audit in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”).

Documents/Reports Review

1.	Review and discuss with management and the independent registered public accounting firm prior to public dissemination the Company’s annual audited financial statements and quarterly financial statements, including the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the form of audit opinion to be issued by the independent registered public accounting firm to be included in the Company’s Annual Report on Form 10-K.

2.	Discuss with the independent registered public accounting firm the overall scope and plans for their audits and other financial reviews, as well as matters required to be discussed by the applicable auditing standards adopted by the PCAOB and approved by the SEC from time to time, including any critical audit matters.

3.	Review and discuss with management and the independent registered public accounting firm the Company’s earnings press releases (paying particular attention to the use of any “pro forma,” “adjusted” or non-GAAP information and measures), as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee’s discussion in this regard may be general in nature (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and need not take place in advance of each earnings release or each instance in which the Company may provide earnings guidance.

4.	Review and discuss with management and the independent registered public accounting firm any major issues arising as to the adequacy and effectiveness of the Company’s internal controls, any actions taken in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting.

Independent Registered Public Accounting Firm

5.	Be directly responsible for the appointment, compensation, retention, oversight and termination of any independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company (including the resolution of disagreements between management and such firm regarding financial reporting).

6.	Inform each independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company that such independent registered public accounting firm must report directly to the Committee.

7.	Pre-approve all auditing services and non-audit services (other than “prohibited non-audit services”) to be provided to the Company by its independent registered public accounting firm. The Committee may delegate authority to one or more independent members to grant pre-approvals of audit and permitted non-audit services; provided that any such pre-approvals shall be presented to the full Committee at its next scheduled meeting. Notwithstanding the foregoing, pre-approval is not necessary for minor non-audit services only if: (a) the aggregate amount of all such non-audit services provided to the Company constitutes not more than five percent of the total amount of revenues paid by the Company to its independent registered public accounting firm during the fiscal year in which the non-audit services are provided; (b) such services were not recognized by the Company at the time of the engagement to be non-audit services; and (c) such services are promptly brought to the attention of the Committee and approved prior to the completion of the audit by the Committee or by one or more members of the Committee who are members of the Board to whom authority to grant such approvals has been delegated by the Committee.

The following shall be “prohibited non-audit services”: (a) bookkeeping or other services related to the accounting records or financial statements of the Company; (b) financial information systems design and implementation; (c) appraisal or valuation services, fairness opinions or contribution-in-kind reports; (d) actuarial services; (e) internal audit outsourcing services; (f) management functions or human resources; (g) broker-dealer, investment adviser or investment banking services; (h) legal services and expert services unrelated to the audit; and (i) any other service that the PCAOB prohibits through regulation.

8.	Review, at least annually, the qualifications, performance and independence of the independent registered public accounting firm and present its conclusions with respect to the independent registered public accounting firm to the full Board. In conducting its review and evaluation, the Committee:

(a)	will obtain and review a report by the Company’s independent registered public accounting firm describing: (i) such firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the independent registered public accounting firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by such firm, and any steps taken to deal with any such issues; and (iii) the firm’s independence, including a written statement delineating all relationships between such firm and the Company;

(b)	will actively engage in a dialogue with the independent registered public accounting firm with respect to any disclosed relationships or services that may impact such firm’s objectivity and independence, and will take (or recommend that the Board take) appropriate action to oversee the independence of the independent registered public accounting firm;

(c)	should review and evaluate the lead audit partner of the independent registered public accounting firm;

(d)	will confirm and evaluate the rotation of the audit partners on the audit engagement team as required by law, and should consider whether there should be regular rotation of the independent registered public accounting firm itself; and

(e)	should take into account the opinions of management and the Company’s internal auditors (or other personnel or service providers responsible for the internal audit function).

9.	Inquire from the independent registered public accounting firm periodically whether the financial statements of the Company have been selected by the PCAOB for inspection. The Committee shall be apprised on a “real time” basis of any material developments in connection with any such inspection.

10.	Confirm with the independent registered public accounting firm that the audit was conducted in a manner consistent with Section 10A of the Exchange Act.

Financial Reporting Process

11.	In consultation with the independent registered public accounting firm, management and the internal auditors (or other personnel or service providers responsible for the internal audit function), review the integrity of the Company’s financial reporting processes. In that regard, the Committee must obtain and discuss with management and the independent registered public accounting firm reports from management and the independent registered public accounting firm regarding:

(a)	all critical accounting policies and practices to be used by the Company;

(b)	analyses prepared by management and/or the independent registered public accounting firm setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including all alternative treatments of financial information within GAAP related to material items that have been discussed with the Company’s management, the ramifications of the use of the alternative disclosures and treatments, and the treatment preferred by the independent registered public accounting firm;

(c)	major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles;

(d)	major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; and

(e)	any other material written communications between the independent registered public accounting firm and the Company’s management.

The Committee should also obtain and discuss with the independent registered public accounting firm other material written communications between the independent registered public accounting firm and management, such as any management letter or schedule of unadjusted differences.

12.	Review periodically the effect of regulatory and accounting initiatives, as well as off-balance sheet structures (if any), on the financial statements of the Company.

13.	Review with the independent registered public accounting firm (a) any audit problems or difficulties encountered by such firm in the course of the review or audit work, including any restrictions on the scope of its activities or on access to requested information, and any significant disagreements with management; and (b) management’s responses to such matters. Without excluding other possibilities, the Committee may wish to review with the independent registered public accounting firm (x) any accounting adjustments that were noted or proposed by such firm but were “passed” (as immaterial or otherwise); (y) any communications between the audit team and the independent registered public accounting firm’s national office respecting auditing or accounting issues presented by the engagement; and (z) any “management” or “internal control” letter issued, or proposed to be issued, by the independent registered public accounting firm to the Company.

Internal Audit

14.	Oversee the Company’s internal audit function, which may be outsourced to a third-party service provider.

15.	Review the significant reports to management prepared by the internal auditors (or other personnel or service providers responsible for the internal audit function) and management’s responses.

16.	Review and discuss the responsibilities, budget and staffing of the Company’s internal audit function with management and, if appropriate, with the independent registered public accounting firm and/or any third-party service provider providing internal audit services to the Company.

Legal Compliance / General

17.	Periodically review and discuss with the Company’s Chief Legal Officer or their designee any legal matters, including legal compliance with any applicable laws and regulations, any correspondence with regulators or governmental agencies and any published reports, that have been brought to the Committee’s attention and that could have a significant impact on the Company’s financial statements. The Chief Legal Officer has express authority to communicate personally with the Chair about any such matters (as appropriate).

18.	Review and discuss with management and the independent registered public accounting firm the Company’s guidelines and policies with respect to risk assessment and risk management. The Committee should discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

19.	Set clear policies for hiring employees or former employees of the independent registered public accounting firm. At a minimum, these policies must provide that any independent registered public accounting firm may not provide audit services to the Company if the chief executive officer, controller, chief financial officer, chief accounting officer or any person serving in an equivalent capacity for the Company was employed by the independent registered public accounting firm and participated in any capacity in the audit of the Company during the one-year period preceding the date of the initiation of the audit.

20.	Establish procedures for: (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

21.	At least quarterly, obtain from the head of internal audit (or other personnel or service providers responsible for the internal audit function) and/or the Chief Legal Officer, reports on the Company’s ethics and compliance program, including confirmation that the Company and its subsidiaries are in conformity with applicable legal and regulatory requirements and the Company’s Global Code of Conduct and Ethics (the “Code”). The Committee alone or in consultation with the head of internal audit (or other personnel or service providers responsible for the internal audit function) and/or the Chief Legal Officer shall investigate any alleged breach or violation of the Code and enforce its provisions. The Committee shall periodically, but not less frequently than annually, review with management, including the Chief Legal Officer, the implementation and effectiveness of the Company’s compliance and ethics program, including the Whistleblower Policy and the Code, and other procedures for monitoring compliance with laws and policies on business integrity, ethics and conflicts of interest, including foreign corrupt practice, antitrust and insider trading matters.

22.	Unless otherwise approved or ratified pursuant to the Board’s “Related Person Transaction Policy,” the Committee shall review and approve or ratify all transactions between the Company and any Related Person that are required to be disclosed pursuant to Item 404(a) of Regulation S-K (“Item 404(a)”). “Related Person” shall have the meaning given to such term in Item 404(a) of Regulation S-K.

23.	Review and approve at least on an annual basis, if applicable, the decisions by management to enter into derivative transactions on a cleared or non-cleared basis, and the policies and processes of the Company related thereto, and review and recommend to the Board on matters pertaining to the Company’s derivative transactions and hedging strategy.

24.	Review with management the Company’s policies and processes for tax planning and compliance.

25.	Review and discuss with management the Company’s information technology systems and controls and the Company's privacy and data security risk exposures, including: the potential impact of those exposures on the Company's business, financial results, operations and reputation; the steps management has taken to monitor and mitigate such exposures; contingency and business continuity plans in the event of a failure of any information technology systems; and major legislative and regulatory developments that could materially impact the Company's privacy and data security risk exposure.

Reports

26.	Oversee preparation of the Audit Committee report required by the SEC to be included in the Company’s annual proxy statement.

27.	Report regularly to the Board, including:

(a)	with respect to any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the qualification, performance and independence of the Company’s independent registered public accounting firm or the performance of the internal audit function;

(b)	following meetings of the Committee; and

(c)	with respect to such other matters as are relevant to the Committee’s discharge of its responsibilities.

The Committee shall provide such recommendations to the Board as the Committee may deem appropriate. The report to the Board may take the form of an oral report by the Chairperson or any other member of the Committee designated by the Committee to make such report.

28.	Maintain minutes or other records of meetings and activities of the Committee.

E. EVALUATION

It is expected that the Committee will periodically review and evaluate its performance, including by reviewing its compliance with this Charter. In addition, the Committee shall review and reassess, at least annually, the adequacy of this Charter and recommend to the Board for approval any proposed changes to this Charter that the Committee considers necessary or appropriate. The Committee shall conduct such review in such manner as it deems appropriate.